EXHIBIT 99.2

The following form of e-mail is being sent to certain shareholders who have consented to receive their proxy materials via the Internet and employee-shareholders of the registrant in connection with the registrant’s 2006 Annual Meeting of Shareholders.

EMAIL TO SHAREHOLDERS WHO HAVE CONSENTED TO RECEIVE PROXY MATERIALS VIA THE

INTERNET AND EMPLOYEE SHAREHOLDERS OF AMERICAN EXPRESS COMPANY

Dear American Express Shareholder,

The 2006 Annual Meeting of Shareholders of American Express Company will be held in the 26th Floor Auditorium at the Company’s headquarters, 200 Vesey Street, New York, New York, on Monday, April 24, 2006, at 10:00 a.m. EST.

As a shareholder of American Express Company, you are entitled to vote the American Express Company shares held in your name, whether your shares are held:

•	directly in your name as the shareholder of record, which includes shares purchased through our Shareholder’s Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans; or

•	indirectly in the American Express Company Stock Fund of our Incentive Savings Plan (ISP) or the Employee Stock Ownership Plan (ESOP) of Amex Canada, Inc.

This e-mail represents all shares in the following account(s):

NAME
AMEX ISP	[# of shares]
AMEX CANADIAN ISP	[# of shares]
AMEX RESTRICTED	[# of shares]
AMERICAN EXPRESS CO	[# of shares]

To vote your proxy you will need to use your unique control number: xxxxxxxxxxxx

Internet Voting

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

You may also access the American Express Company Annual Report and Proxy Statement on http://www.ezonlinedocuments.com/amex/2006/vote/

Note: If your e-mail software supports it, you can simply click on the above links.

To access proxyvote.com, you will need your four digit PIN:

•	If you are an employee of AMERICAN EXPRESS COMPANY, your PIN is the last four digits of your Social Security number.

•	If you are a stockholder who consented to receive proxy materials electronically, your PIN is the four digit number you selected at the time of your enrollment.

•	If you have forgotten your PIN number, please follow the instructions on www.proxyvote.com.

Telephone Voting

If you are located in the United States or Canada you can vote your shares by calling 1-800-690-6903 (toll-free). You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

Before You Vote

Before voting, however, please review the Company’s 2005 Annual Report to Shareholders and the 2006 Proxy Statement which are available online on the voting Web site. Shareholders who would like to receive a printed copy of the Annual Report, the Proxy Statement or a copy of the Proxy Card, can send an email to the Secretary’s Office of American Express at john.nowak@aexp.com.

Please note: Internet voting is available only through 11:59 p.m. EST on Wednesday, April 19, 2006 for shares held in employee plans. If your voting instructions are not received by that time, the following conditions will apply: the Trustee of the Amex ISP will vote your Plan shares in the same proportion as it votes all other shares in the Plan for which it has received timely voting instructions; the Trustee of the ESOP of Amex Canada will not vote your shares. All other shares may be voted through 11:59 p.m. EST on Sunday, April 23, 2006.

Your vote is important. We encourage you to vote promptly.

Thank you,

Stephen P. Norman

Secretary

American Express Company